Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

National Bank Holdings Corporation:

We consent to the incorporation by reference in the registration statement No. 333-238066, No. 333-184054, and No. 333-222792 on Form S-3 and No. 333-204071 and No. 333-195785 on Form S-8 of National Bank Holdings Corporation and subsidiaries (the Company) of our reports dated February 24, 2021, with respect to the consolidated statements of financial condition of the Company as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of National Bank Holdings Corporation.

As discussed in Note 3 to the financial statements, the Company has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASC Topic 326, Financial Instruments – Credit Losses.

Kansas City, Missouri

February 24, 2021